October 20, 1995







Dear Shareholder:

As you can see from the summary financial information, Abigail Adams National Bancorp, Inc. continues to be a profitable entity. Adams reported record net income of $624,000, or $2.19 per share, for the first nine months of 1995, for an annualized return on average assets of 1.01%.

Management is highly regarded by the bank regulators. We have maintained our well capitalized status (the top capital rating) with a total risk-based capital ratio of 11.60%, Tier 1 risk-based capital ratio of 10.29% and a leverage capital ratio of 7.84%. In addition to this strong capital base, we maintain an "Outstanding" Community Reinvestment Act (CRA) rating and pay the lowest possible FDIC insurance premiums.

While we take great satisfaction in these accomplishments, it is our seventeen years of outstanding service to our customers in which we take the most pride. Over the years, we have faithfully served the needs of our non-profit, small business and commercial real estate customers, offering a high level of personalized service without the bureaucracy of a large bank environment. We appreciate our customers' business and value each as important.


                  Sincerely,


            /s/ Barbara Davis Blum


             Barbara Davis Blum
                 President and Chief Executive Officer

                      Abigail Adams National Bancorp, Inc.
                                  Balance Sheet
                               September 30, 1995
                                ($ in thousands)

Assets:
Cash and due from banks                       $  4,004
Short-term investments                             817
Securities (market value of $14,293)            14,205
Loans                                           59,652
 Less:  Allowance
  for loan losses                               (1,271)
                                                ------

  Loans, net                                    58,381
Other assets                                     1,479
                                                 -----
    Total assets                              $ 78,886
                                              ========

Liabilities and Equity:
Deposits                                      $ 69,965
Short-term borrowings                            1,761
Long-term debt                                     205
Other liabilities                                  540
                                               -------
  Total liabilities                             72,471

Stockholders' equity                             6,415
                                                 -----
  Total liabilities and
    stockholders' equity                      $ 78,886
                                              ========

                               Statement of Income
                  For the nine months ended September 30, 1995
                                ($ in thousands)

Total interest income                          $ 5,180
Total interest expense                           2,069
                                                 -----
  Net interest income                            3,111

Provision for loan losses                           --
                                                 -----
  Net interest income after
    provision for loan losses                    3,111
Other income                                       643
Other expense                                    2,894
                                                 -----

  Income before taxes                              860
Applicable income tax expense                      236
                                                   ---
  Net income                                   $   624
                                               =======

  Net income per share                         $  2.19
                                               =======

                                  Selected Data
                               September 30, 1995

Allowance for loan losses as a
  percentage of loans                             2.13%
Average equity to average assets                  7.36%
Return on average assets                          1.01%
Net interest margin                               5.37%